Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Registration File Nos. 2-58660, 33-48807, 33-59603, 333-209684, 333-146400, 333-176085, 333-209684, 333-226429, and 333-226431), Registration Statements on Form S-3 (Registration File Nos. 333-67543, 333-108566, 333-136820, 333-161797, 333-183214, 333-206217, and 333-226427), and Registration Statement on Form S-4 (Registration File No. 333-163405) of our reports dated February 21, 2019, relating to the consolidated financial statements of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
New York, New York
February 21, 2019